UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2005

Mpower Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-32941	52-2232143
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(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

175 Sully’s Trail, Pittsford, NY 14534
(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (585) 218-6550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Entry Into a Material Definitive Agreement.

Item 1.01 Entry Into a Material Definitive Agreement.

On August 16, 2005, the stockholders of Mpower Holding Corporation (the “Company”) approved the Mpower Holding Corporation 2005 Long-Term Incentive Plan (the “2005 Plan”), which became effective as of that date. The 2005 Plan replaces the current non-stockholder approved plans of the Company - the Mpower Holding Corporation Stock Option Plan I and the Mpower Holding Corporation Stock Option Plan II (together, the “Prior Plans”). The 2005 Plan provides for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards. The 2005 Plan does not permit the repricing of stock options or the granting of discounted options. Provisions have been included to meet the requirements for deductibility of executive compensation under Section 162(m) of the Internal Revenue Code with respect to performance-based compensation awarded to participants.

The purpose of the 2005 Long-Term Incentive Plan is to promote the Company’s long-term success and to increase stockholder value by linking the interests of the Company’s employees, officers and directors to those of the Company’s stockholders, and by providing participants with an incentive for outstanding performance.

The 2005 Long-Term Incentive Plan is administered by the compensation committee of the Company’s board of directors. The Company’s compensation committee has the authority to: (i) designate participants under the 2005 Plan, (ii) determine the types of awards to be granted to each participant and the number, terms and conditions of each award, including the term of each award, permissible methods of exercise, vesting, forfeiture, payment, settlement, exercisability, performance periods, performance targets and the effect of termination of employment or change in control, and (iii) establish the rules and procedures as it may deem advisable to administer the 2005 Plan.

Subject to adjustment for any change in capitalization, the maximum number of shares of common stock that may be issued upon the exercise or settlement of awards granted under the 2005 Plan is 7,500,000 (which includes all shares that remain available for issuance under the Prior Plans) plus any shares that may later become available for grant as a result of expirations, cancellations or forfeitures under the Prior Plans; provided, however, the number of shares of common stock issued under the 2005 Plan with respect to incentive stock options may not exceed 2,000,000. The shares to be delivered under the 2005 Plan may be made available from shares held in the Company’s treasury or authorized but unissued shares of common stock. The maximum number of shares of common stock and maximum amount with respect to which awards may be granted to any participant in any one calendar year is referred to as the “Maximum Annual Employee Grant,” as follows: (a) in the case of stock options, 900,000 shares plus the amount by which the Maximum Annual Employee Grant exceeds the number of options granted to such participant in prior years, and (b) in the case of restricted stock, restricted stock units, stock appreciation rights and other awards, 800,000 shares plus the amount by which the Maximum Annual Employee Grant exceeds the number of such awards granted to such participant in prior years. Shares subject to an award under the 2005 Plan will be counted as used to the extent they are actually used. Shares granted under the 2005 Plan which terminate by expiration, forfeiture, cancellation or otherwise will be available for grants of future awards under the 2005 Plan. In addition, any shares subject to a restricted stock unit or other equity-based award which is settled in cash in lieu of shares may again be available for grants of future awards under the 2005 Plan. Shares which are withheld or separately surrendered to pay the exercise price of an option or stock appreciation right or to satisfy tax withholding obligations relating to an award will also be available for grant of future awards under the 2005 Plan.

The Company’s board of directors may from time to time amend the 2005 Plan; provided, however, (i) stockholder approval is required to the extent required by applicable law, regulation or stock exchange and (ii) no change in any award previously granted under the 2005 Plan may be made without the consent of the participant which would materially and adversely impair the rights of the participant in any award under the 2005 Plan. The Company’s board of directors may at any time suspend the operation of or terminate the 2005 Plan with respect to any shares of common stock or rights which are not at that time subject to any award outstanding under the 2005 Plan. No award may be granted under the 2005 Plan on or after August 16, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPOWER HOLDING CORPORATION

Date: August 19, 2005	By:	/s/ Russell I. Zuckerman
Russell I. Zuckerman
Senior Vice President, General Counsel & Secretary